CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 811-21823) of Pioneer Series Trust V, and to the incorporation by reference of our report, dated October 27, 2017, on Pioneer Global Equity Fund, Pioneer High Income Municipal Fund, and Pioneer US Corporate High Yield Fund (three of the portfolios comprising the Pioneer Series Trust V) included in the Annual Reports to Shareholders for the fiscal year ended August 31, 2017.



		           		/s/ Ernst & Young LLP



Boston, Massachusetts
December 22, 2017